As filed with the Securities and Exchange Commission on September 8, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NOBLE CORPORATION plc

(Exact name of registrant as specified in its charter)

England and Wales (Registered Number 08354954)	98-0619597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Devonshire House, 1 Mayfair Place, London, England W1J 8AJ

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +44 20 3300 2300

NOBLE CORPORATION 2015 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Julie J. Robertson

Executive Vice President and Corporate Secretary

Noble Corporation plc

Devonshire House

1 Mayfair Place

London, England W1J 8AJ

(Name and address of agent for service)

Telephone number, including area code, of agent for service: +44 20 3300 2300 copy to:

William E. Turcotte

General Counsel

13135 South Dairy Ashford

Sugar Land, Texas 77478

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Fee
Ordinary Shares	7,300,000	$12.37	$90,301,000	$10,493

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan as a result of the antidilution provisions thereof.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low sales price per share of ordinary shares of the registrant reported on the New York Stock Exchange on September 2, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Noble Corporation plc (the “Registrant” or “Noble-UK”) will send or give to all participants in the Noble Corporation 2015 Omnibus Incentive Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by Noble-UK with the Commission and are incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) and will be deemed to be a part hereof:

(a) Noble-UK’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on February 27, 2015;

(b) Noble-UK’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, as filed with the Commission on May 7, 2015, and for the quarterly period ended June 30, 2015, as filed with the Commission on August 6, 2015;

(c) Noble-UK’s Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished), as filed with the Commission on January 29, 2015, February 4, 2015, March 12, 2015, March 16, 2015, April 24, 2015, April 29, 2015 and July 16, 2015; and

(d) The description of Noble-UK’s ordinary shares, nominal value $0.01 per share, contained in Item 8.01 of Noble-UK’s Current Report on Form 8-K, as filed with the Commission on November 20, 2013.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Noble-UK’s articles of association provides the following (all statutory references in this Item 6 are to Chapter 4 and Chapter 7 of Part 10 of the UK Companies Act of 2006 (the “Companies Act”), with the relevant Companies Act sections outlined below):

Article 208.1 of Noble-UK’s articles of association provides that subject to the Companies Act, Noble-UK may indemnify any director or other officer of Noble-UK or of any associated company against all losses and liabilities which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto; provided that the provisions under Article 208.1 are not void under Sections 232 or 234 of the Companies Act.

Article 208.2 of Noble-UK’s articles of association provides that Noble-UK may also indemnify any director or other officer of either Noble-UK or any associated company where Noble-UK or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company’s activities as trustee of such scheme, provided that the provisions under Article 208.2 are not void under Sections 232 or 235 of the Companies Act.

Article 208.3 of Noble-UK’s articles of association provides that subject to Sections 205(2) to (4) of the Companies Act, Noble-UK may provide a director or officer with funds to meet an expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, and Noble-UK shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under Sections 197 to 203 of the Companies Act to enable a director or officer to avoid incurring such expenditure.

Article 208.4 of Noble-UK’s articles of association provides that subject to Section 206 of the Companies Act, Noble-UK may also provide a director or officer with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Noble-UK or any associated company and Noble-UK shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under Section 197 of the Companies Act to enable a director or officer to avoid incurring such expenditure.

The Companies Act provides as follows:

Sections 197-202 prohibit a company from making a loan or quasi-loan to a director of the company or its holding company or giving a guarantee or providing security in connection with a loan or a quasi-loan to such a director or to enter into a credit transaction as creditor for the benefit of a director of the company or of its holding company or give a guarantee or provide security in connection with a credit transaction for the benefit of such a director unless the transaction has been approved by a resolution of the members of the company and if applicable, the holding company. A company must also obtain approval if the loan, quasi-loan or credit transaction involves a person connected with a director of the company or its holding company.

Section 203 requires a company to obtain approval by a resolution of the members of the company and if applicable, its holding company, before it takes part in an arrangement under which another person enters into a transaction that, if it had been entered into by the company, would have required approval under Section 197, 198, 200 or 201, and that person, in pursuance of the arrangement, obtains a benefit from the company or a body corporate associated with it or it arranges for the assignment to it, or the assumption by it, of any rights, obligations or liabilities under a transaction, that if it had been entered into by the company, would have required such approval.

Section 205 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with an application for relief or to enable such director to avoid incurring such expenditure, provided that the loan is to be repaid, or the liability of the company discharged, in the event of an unsuccessful defense of criminal or civil proceedings or refusal of relief. Such repayment or discharge must be made no later than the date when the conviction, judgment or refusal of relief becomes final. Pursuant to Section 205(3), a conviction, judgment or refusal for relief becomes final: a) if not appealed against, at the end of the period for bringing an appeal or b) if appealed against, when the appeal (or further appeal) is disposed of.

Section 205(4) states that an appeal is disposed of if it is determined and the period for bringing any further appeal has ended, or if it is abandoned or otherwise ceases to have effect.

Section 205(5) provides that the reference to an application for relief in Section 205 is to an application for relief under Section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending himself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or to enable any such director to avoid incurring such expenditure.

Section 232(1) makes void any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) also voids any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of a company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(i) Section 233 (provision of insurance),

(ii) Section 234 (qualifying third party indemnity provision), and

(iii) Section 235 (qualifying pension scheme indemnity provision).

Section 233 permits a company to purchase and maintain insurance for a director of the company, or of an associated company, against any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 permits a company to provide indemnity against liability incurred by the director to a person other than the company or an associated company; provided that indemnification is not against any liability of the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by the company or an associated company in which judgment is given against him or in connection with an application for relief in which the court refuses to grant him relief.

Section 235 permits a company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme; provided that indemnification is not provided against liability to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted.

Noble-UK has entered into and, in the future, will enter into indemnity agreements with each of its directors and officers to supplement the indemnification protection available under Noble-UK’s articles of association referred to above. These indemnity agreements generally provide that Noble-UK will indemnify the parties thereto to the fullest extent permitted by law.

Noble-UK will also maintain insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description

4.1*	—	Composite Copy of Articles of Association of Noble-UK, as of June 10, 2014 (filed as Exhibit 3.1 to Noble-UK’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and incorporated herein by reference).

4.2*	—	Noble Corporation 2015 Omnibus Incentive Plan (filed as Exhibit 10.1 to Noble UK’s Current Report on Form 8-K as filed on April 29, 2015).

5.1	—	Opinion of Travers Smith LLP regarding the legality of the securities being registered.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Travers Smith LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney.

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on September 8, 2015.

NOBLE CORPORATION plc

By:	/s/ James A. MacLennan
James A. MacLennan
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of September, 2015.

Signature	Title

* David W. Williams	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative to the United States)

/s/ James A. MacLennan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
James A. MacLennan

/s/ Dennis J. Lubojacky	Vice President and Controller (Principal Accounting Officer)
Denis J. Lubojacky

*	Director
Ashley Almanza

*	Director
Michael A. Cawley

*	Director
Julie H. Edwards

*	Director
Gordon T. Hall

*	Director
Scott D. Josey

*	Director
Jon A. Marshall

*	Director
Mary P. Ricciardello

*By:	/s/ Julie J. Robertson
Julie J. Robertson, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.		Description

4.1*	—	Composite Copy of Articles of Association of Noble-UK, as of June 10, 2014 (filed as Exhibit 3.1 to Noble-UK’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and incorporated herein by reference).

4.2*	—	Noble Corporation 2015 Omnibus Incentive Plan (filed as Exhibit 10.1 to Noble UK’s Current Report on Form 8-K as filed on April 29, 2015).

5.1	—	Opinion of Travers Smith LLP regarding the legality of the securities being registered.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Travers Smith LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney.

*	Incorporated herein by reference as indicated.